UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 13, 2025

The following information supplements and amends the proxy statement of Comtech Telecommunications Corp. (the “Company”) filed with the U.S. Securities and Exchange Commission on November 27, 2024 (the “Proxy Statement”) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the Fiscal 2024 Annual Meeting of Stockholders of the Company to be held on January 13, 2025 and any adjournment or postponement thereof.

The Company is filing this supplement to the Proxy Statement (this “Supplement”) to revise the description of the treatment of abstentions with respect to Proposals No. 2, 3 and 4.

With respect to each of Proposals 2, 3 and 4, under the heading “What vote is required to approve each item on the Annual Meeting agenda?” on page 14 of the Proxy Statement, all text stating “Abstentions will have the effect of votes against the proposal” is hereby amended and replaced in its entirety to read as follows:

“Abstentions are not considered votes cast on this proposal and will have no effect on the outcome of this proposal.”

The description of the vote requirements for Proposal 3 on page 14 of the Proxy Statement is further amended by adding this sentence to such description: “Broker non-votes, if any, will have no effect on the outcome of the vote on Proposal 3.”

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 13 in the Proxy Statement for instructions on how to do so.

The date of this Supplement is December 18, 2024.